SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                DECEMBER 19, 2005

                                  VALCOM, INC.

             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

      000-28416                                         58-1700840
 -----------------------                        -------------------------------
(Commission  File Number)                      (IRS Employer Identification No.)



                920 SOUTH COMMERCE STREET, LAS VEGAS, NEVADA 89106
                --------------------------------------------------
                (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code: 702-385-9000




ITEM  8.01.  OTHER EVENTS



The Board of Directors issued the following letter to shareholders'.



ITEM  9.01.  FINANCIAL  STATEMENTS  AND  EXHIBITS

Exhibit  1.01 Letter  from  Board of Directors

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  December 19, 2005
ValCom,  Inc.                                    ValCom,  Inc.

                                               By:  /s/  Vince  Vellardita
                                               ---------------------------
                                                  Vince  Vellardita




Exhibit 1.01


December 15, 2005


Dear Valued Shareholder,

I personally want to wish you and your family Happy Holidays and give you a year-end corporate update!

While reflecting upon this past year, there has been a lot of trauma and devastation around the world and our hearts go out to all affected.

Although not as traumatic as the issues facing the world, it has also been a tough year for ValCom, Inc. I am, however, very pleased to inform you that we are closing the year with some very positive things happening for the upcoming New Year.

   * ValCom, Inc. signed a letter of intent to acquire DIGITAL ANIMATION MEDIA, LTD., a privately held Irish corporation headquartered in Dublin, Ireland. Digital Animation Media, Ltd., one of the premier independent animation companies in Europe and a leading provider of animation software to other production companies worldwide. With its production capability and proprietary technology, the company is well positioned to take advantage of the growth in existing animation markets as well as a burgeoning market for wireless animation tools and content with clients such as Disney, Warner and The New Zoo Revue.

   * ValCom Inc. entered into a production agreement with ENTERTAINMENT INDUSTRY BILLION DOLLAR PRODUCER JEFF FRANKLIN who also joins ValCom's Strategic Advisory Board. Franklin has brought in more than $2 billion in domestic box office sales and with the addition of the film division, ValCom anticipates over $12 million in revenue.

      The first project Franklin brings to the table is a Stan Lee film "LightSpeed" which will bring in anticipated revenue to the company of $2.5 million in the first quarter of 2006. Starring in "LightSpeed" will be Jason Connery, Nicole Eggert, Daniel Goddard and Lee Majors.

      In addition to "Light Speed", Mr. Franklin is producing television movies & feature films including "Funny Money" with Chevy Chase, Penelope Ann Miller, Christopher McDonald, Robert Loggia, Armand Assante, Alex Meneses and Kevin Sussman.

      Mr. Franklin is one of producers of the theatrical feature, "Casper" and is executive producer on "Kull, The Conqueror," "Cold Around The Heart," "Stuart Little," and "Stuart Little 2."

   * ValCom signed a production deal with EMMY AND GOLDEN GLOBE WINNER JEFF KUTASH, who has been producing, directing and booking entertainment in the Las Vegas casinos for the last 25 years. The trend setting effects of his contributions are part of the canvas of Las Vegas.

      ValCom along with Kutash plan to develop a special entertainment events and live theatre division and the first production will be "Headlights and Tailpipes" which is anticipated to bring in $4 million in revenue and will debut in Las Vegas in 2006.

      Kutash has staged Frank Sinatra, Dean Martin, Sammy Davis Jr., Bette Midler, Cher, Tom Jones and Michael Jackson in addition to creating the first rock n' roll revue Good Ol' Rock n' Roll, at the International Hilton for Dick Clark that played for several years. He also staged the choreography for John Travolta's appearance in the film Saturday Night Fever.

   * ROBERT "KOOL" BELL & RONALD "KHALIS" BELL OF KOOL & THE GANG have agreed to become part of ValCom's Board of Advisors. Kool & The Gang is infamous with over $70 million in album sales for hits such as "Celebrate," "Cherish" and "Ladies Night". ValCom & Kool & The Gang will be co-producing not only the music but also music videos for various upcoming projects.

   * GRAMMY AWARD WINNER, AMIR BAYYAN, joins ValCom's team of producers and will develop and create the company's music production division. Bayyan, music/producer/songwriter, is part of a family of very talented artists such as Robert (Kool) Bell and Khalis Bayyan (Ronald Bell) of Kool & the Gang fame. Bayyan has produced and/or written for artists such as Kool & The Gang , Jimmy Cliff, Vanessa Williams , Freddie Jackson , Color Me Badd , and La Toya Jackson , just to name a few.

If you have any questions, please feel free to contact me at the corporate offices at 702-385-9000.

In closing, as the company surrounds itself with such a great cast of award winning producers, we intend to create a very large entertainment company adding to the shareholder's value.

Sincerely,


/s/  Vince Vellardita
---------------------
     Vince Vellardita
     President & CEO

Enclosure




This letter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any "forward - looking statements" are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Any statements that are not historical fact (including without limitation statements to the effect that ValCom Inc. or its management "believes," "expects," "anticipates," "plans," "looks forward" and similar expressions) should be considered forward-looking statements.